Exhibit 4.26

AMENDMENT AGREEMENT

December 23, 2010

This Amendment Agreement (this “Agreement”) is entered into by and among IASO Pharma Inc. (f/k/a Pacific Beach Biosciences, Inc.), a Delaware corporation (the “Company”), and each holder of 2010 Notes (as such term is defined below) listed on the signature pages hereto (together with successors and assigns of each, a “Holder,” and collectively, the “Holders”), and solely with respect to Sections 6 and 8 of this Agreement, Lindsay A. Rosenwald, M.D., Paramount Biosciences, LLC, The Lindsay A. Rosenwald 2000 Family Trusts Dated December 15, 2000 and Capretti Grandi, LLC.

RECITALS

WHEREAS, each Holder and the Company are parties to a Note Purchase Agreement dated as of February 9, 2010 or March 1, 2010 (collectively, the “Purchase Agreements”), pursuant to which the Company issued and sold to the Holders a series of like senior convertible promissory notes in the aggregate principal amount of $4,343,000 (collectively, as previously amended, the “2010 Notes”) and a series of like warrants to purchase shares of the Company’s common stock, par value $0.001 per share (collectively, the “Warrants”);

WHEREAS, the Company is currently in the process of registering a proposed initial public offering of the Company’s securities, which the Company anticipates will qualify as a Qualified IPO (as defined in 2010 Notes) (the “IPO”);

WHEREAS, the Company had previously engaged Maxim Group LLC (“Maxim”) as the lead underwriter in connection with the IPO; however, Maxim recently represented to the Company that Maxim will not be able to raise the funds the Company requires in the IPO and, therefore, the Company has recently engaged Ladenburg Thalmann & Co. Inc. (“Ladenburg”) to replace Maxim as the Company’s lead underwriter in connection with the IPO;

WHEREAS, Ladenburg, as the new lead underwriter for the IPO, has stressed to the Company that the existence of the conversion discount at which the 2010 Notes and the Company’s other existing convertible debt will convert into equity securities in connection with the IPO significantly inhibits the ability of the Company to successfully complete the IPO and, therefore, Ladenburg has recommended that the Company obtain the requisite consents and approvals to amend the 2010 Notes and the Company’s other existing convertible debt to remove such conversion discount;

WHEREAS, Ladenburg has also recommended that the Company change the structure of the IPO from a unit offering structure, as previously contemplated by Maxim, to a straight common stock offering structure;

WHEREAS, as a result of such recommendations, the Company seeks the consent of the Holders to (a) amend the 2010 Notes to remove the conversion discount at which the 2010 Notes will convert into equity securities in connection with the IPO and to modify the reference to a unit offering in the definition of “Qualified IPO”, (b) amend the Warrants to modify the reference to a unit offering in the definition of “Qualified IPO” and (c) amend the Purchase Agreements to provide for registration rights for shares of common stock issuable upon conversion of the Related Party Notes (as defined in the 2010 Notes, as amended hereby), in each case on the terms set forth herein, in order to maximize the Company’s ability to complete the IPO;

WHEREAS, each of the undersigned Holders agrees to amend the 2010 Notes, the Warrants and the Purchase Agreements on the terms set forth herein; and

WHEREAS, such amendments require the written consent of the Company and the holders of not less than sixty-six and two-thirds percent (66 ⅔%) of the aggregate outstanding principal amount of the 2010 Notes and the holders of not less than sixty-six and two-thirds percent (66 ⅔%) of the Warrant Shares (as defined in the Warrants) then issuable upon exercise of the Warrants (the “Requisite Approval”) pursuant to Section 6.2 of the Purchase Agreements, Section 11 of the Notes and Section 7 of the Warrants.

AMENDMENTS

NOW, THEREFORE, the parties agree as follows:

1.

Amendment to 2010 Notes.  Section 2.1(a) of each of the 2010 Notes is hereby deleted and replaced in its entirety by the following (for ease of reference, changes are indicated by a single line through deleted text and underlining of inserted text):

All unpaid principal and unpaid accrued interest on this Note shall be automatically converted into shares of the Company’s common stock, $0.001 par value per share (the “Common Stock”) upon the consummation of an underwritten initial public offering by the Company of ~~units consisting of shares of Common Stock and warrants to purchase Common Stock~~ its equity securities resulting in aggregate gross cash proceeds (before commissions or other expenses) to the Company of at least $10,000,000 (a “Qualified IPO”), at a conversion price equal to 70% of the price at which shares of Common Stock are sold in a Qualified IPO, and upon such other terms, conditions and agreements as may be applicable in such Qualified IPO (determined on a fully diluted basis) ~~(the “Conversion Price”)~~; provided, however, that in the event that the Company consummates a Qualified IPO on or before March 31, 2011 and, if and any only if each Conversion Condition (as defined below) has been satisfied at the time of the consummation of a Qualified IPO, all unpaid principal and accrued but unpaid interest on this Note shall be automatically converted into shares of Common Stock at a conversion price equal to the price at which shares of Common Stock are sold in a Qualified IPO.

For purposes of this Note, “Conversion Conditions” shall mean the following:

(i)

The Related Party Notes (as defined below) and the 2007 Notes (as defined below) shall convert into shares of Common Stock in connection with a Qualified IPO at the same conversion price as the Notes and upon terms and conditions no more favorable than the Notes; and

(ii)

The Related Party Notes shall not have been amended prior to the consummation of a Qualified IPO to reduce the principal amounts outstanding thereunder;

(iii)

The transactions contemplated by Sections 5 and 6 of that certain Amendment Agreement dated as of December 23, 2010 among the Company, the holders of the Bridge Notes, Lindsay A. Rosenwald  and the Related Parties shall have been consummated in connection with a Qualified IPO.

For purposes of this Note, (i) “2007 Notes” shall mean the series convertible promissory notes issued by the Company in December 2007, (ii) “Related Parties” shall mean Paramount Biosciences, LLC, The Lindsay A. Rosenwald 2000 Family Trusts Dated December 15, 2000 and Capretti Grandi, LLC, and (iii) “Related Party Notes” shall mean the Amended and Restated Future Advance Promissory Notes dated as of September 30, 2009 made by the Company in favor of the Related Parties, as amended.

2.

Amendment to Warrants. The last two sentences of the second paragraph of each of the Warrants is hereby amended to read as follows (for ease of reference, changes are indicated by a single line through deleted text and underlining of inserted text):

For purposes hereof, “Qualified IPO” means the consummation of an underwritten initial public offering by the Company of ~~units consisting of shares of Common Stock and warrants to purchase Common Stock~~ equity securities resulting in aggregate gross cash proceeds (before commissions or other expenses) to the Company of at least $10,000,000. The exercise price (the “Exercise Price”) per Warrant Share issuable pursuant to this ~~Common Stock~~ Warrant shall be equal to ~~the exercise price of the warrants issued in a Qualified IPO~~ 110% of the IPO Price, payable in accordance with Section 1(b) hereof.

3.

Amendment to Purchase Agreements. Paragraph (c) of Section 5.1 of each of the Purchase Agreements is hereby amended to read as follows (for ease of reference, changes are indicated by a single line through deleted text and underlining of inserted text):

The term “Registrable Securities” shall mean (i) the shares of equity securities issuable upon conversion of the Notes sold in the Offering (or any successor security); (ii) the shares of equity securities issuable upon exercise of the Warrants; (iii) any shares of equity securities issuable upon conversion of the Related Party Notes (as defined in the Notes) that are assigned to holders of the Notes in connection with a Qualified IPO; and (i~~i~~v) any shares of equity securities issuable (or issuable upon the conversion or exercise of any warrant, right or other security that is issued) pursuant to a dividend or other distribution with respect to or in replacement of any Securities; provided, however, that securities shall only be treated as Registrable Securities if and only for so long as they (A) have not been disposed of pursuant to a registration statement declared effective by the SEC; (B) have not been sold in a transaction exempt from the registration and prospectus delivery requirements of the Securities Act so that all transfer restrictions and restrictive legends with respect thereto are removed upon the consummation of such sale; (C) are held by a Holder or a permitted transferee of a Holder pursuant to Section 5.12; and (D) may not be disposed of under Rule 144 under the Securities Act without volume limitations, public information requirements or any other restriction

4.

Consent.  The undersigned hereby consents to the amendments to the 2010 Notes, the Warrants and the Purchase Agreements as set forth in Sections 1, 2 and 3 hereof.

5.

Issuance of Contingent Promissory Notes upon Consummation of Qualified IPO.  As further consideration for the Holders’ consent to the amendments to the 2010 Notes as set forth in Section 1 hereof, the Company hereby agrees to issue to each Holder, upon the consummation of a Qualified IPO, a contingent promissory note in the form attached hereto as Exhibit A in an amount equal to 10 percent (10%) of the unpaid principal and accrued but unpaid interest on such Holder’s 2010 Note as of the date such Qualified IPO is consummated.

6.

Assignment of Rights to Related Party Notes Conversion Shares upon Consummation of Qualified IPO.  As further inducement for the Holders’ consent to the amendments to the 2010 Notes as set forth in Section 1 hereof, Lindsay A. Rosenwald, M.D. hereby agrees to cause the Related Parties (as defined in the 2010 Notes, as amended hereby) to, and the Related Parties hereby agree to, execute an assignment in the form attached hereto as Exhibit B, simultaneously with the consummation of a Qualified IPO, which provides for the irrevocable assignment of the right to receive all of the shares of Common Stock issuable to the Related Parties upon the conversion of the Related Party Notes (as defined in the 2010 Notes, as amended hereby) in connection with such Qualified IPO and upon the release of such shares from an independent collateral escrow account, to the Holders and the holders of the 2007 Notes (as defined in the 2010 Notes, as amended hereby) pro rata based on the amount of outstanding principal and accrued interest on each 2010 Note and 2007 Note relative to the aggregate amount of outstanding principal and accrued interest on the 2010 Notes and the 2007 Notes combined.

7.

Representations and Warranties of the Holders.  Each of the Holders party hereto hereby represents and warrants to the Company that:

(a)

the Holder is the lawful holder of the 2010 Note designated on the signature page hereto free and clear of all security interests, claims, liens, pledges, conditional sales contracts, attachments, judgments and encumbrances of every kind and nature, including restrictions, or rights of any third parties;

(b)

the Holder has the requisite power and authority to execute and deliver this Agreement, to perform the Holder’s obligations hereunder and to engage in the transactions contemplated hereby;

(c)

the Holder has taken all requisite action to make all the provisions of this Agreement the valid and enforceable obligations they purport to be; and

(d)

this Agreement constitutes the valid and binding obligation of the Holder, enforceable in accordance with its terms, subject to laws of general application from time to time in effect affecting creditors' rights and the exercise of judicial discretion in accordance with general equitable principles.

8.

Representations and Warranties of the Other Parties Each of the parties hereto other than the Holders hereby represents and warrants to the Holders that:

(a)

it has the requisite power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to engage in the transactions contemplated hereby;

(b)

it has taken all requisite action to make all the provisions of this Agreement the valid and enforceable obligations they purport to be;

(c)

this Agreement constitutes its valid and binding obligation, enforceable in accordance with its terms, subject to laws of general application from time to time in effect affecting creditors' rights and the exercise of judicial discretion in accordance with general equitable principles; and

(d)

neither the execution, delivery or performance of this Agreement nor the consummation of the transactions contemplated hereby violates, conflicts with, constitutes a default under, results in the acceleration of or creates in any party the right to accelerate, terminate, modify or cancel any material contract to which it is a party or by which it is bound.

9.

Miscellaneous

(a)

This Agreement may be executed in two or more counterparts, all of which when taken together shall be considered one and the same agreement and shall become effective when counterparts have been signed by each party and delivered to the other party, it being understood that the parties need not sign the same counterpart.  In the event that any signature is delivered by facsimile transmission, such signature shall create a valid and binding obligation of the party executing (or on whose behalf such signature is executed) with the same force and effect as if such facsimile signature page were an original thereof.

(b)

This Agreement shall be governed by the law of the State of New York without giving effect to any principles or conflicts of law.

(c)

This Agreement shall be effective upon obtaining the signatures below of the Company and the Requisite Approval.

(d)

Except as expressly amended hereby, the terms of the 2010 Notes, the Warrants and the Purchase Agreements shall remain in full force and effect.

(e)

Each party shall do and perform, or cause to be done and performed, all such further acts and things, and shall execute and deliver all such other agreements, certificates, instruments and documents, as the other party may reasonably request in order to carry out the intent and accomplish the purposes of this Agreement and the consummation of the transactions contemplated hereby.

(f)

Existing references to any of the 2010 Notes are henceforth deemed references to the 2010 Notes as amended by this Agreement, existing references to any of the Warrants are henceforth deemed references to the Warrants as amended by this Agreement and existing references to any of the Purchase Agreements are henceforth deemed references to the Purchase Agreements as amended by this Agreement.

(g)

If any provision or portion of this Agreement shall be determined to be invalid or unenforceable for any reason, in whole or in part, the remaining provisions of this Agreement shall be unaffected thereby and shall remain in full force and effect to the fullest extent permitted by law.

(h)

The headings contained in this Agreement are for reference purposes only and shall not be deemed to be part of this Agreement or to affect the meaning or interpretation of this Agreement.

(i)

All of the terms and provisions of this Agreement shall bind and inure to the benefit of the parties hereto and their respective successors and assigns.

(j)

This Agreement is intended for the benefit of the parties hereto and their respective permitted successors and assigns, and is not for the benefit of, nor may any provision hereof be enforced by, any other person or entity.

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized signatories as of the date first indicated above.

IASO PHARMA INC.

By:	/s/ Matthew A. Wikler
Name:	Matthew A. Wikler, M.D.
Title:	President and CEO

LINDSAY A. ROSENWALD, M.D., solely with respect to Sections 6 and 8 of this Agreement

/s/ Lindsay A. Rosenwald
Lindsay A. Rosenwald, M.D.

PARAMOUNT BIOSCIENCES, LLC, solely with respect to Sections 6 and 8 of this Agreement

By:	/s/ Lindsay A. Rosenwald
Name:	Lindsay A. Rosenwald, M.D.
Title:	Sole Member

THE LINDSAY A. ROSENWALD 2000 FAMILY TRUSTS DATED DECEMBER 15, 2000, solely with respect to Sections 6 and 8 of this Agreement

By:	/s/ Jon S. Rosenwald
Name:	Jon S. Rosenwald
Title:	Trustee

CAPRETTI GRANDI, LLC, solely with respect to Sections 6 and 8 of this Agreement

By:	/s/ Lindsay A. Rosenwald
Name:	Lindsay A. Rosenwald, M.D.
Title:	Managing Member

2010 Notes Amendment Agreement Signature Page

Principal Amount of Note: $____________________		HOLDER:

For Individuals

Sign Name Above

Print Name Above

_____________________________________
Sign Name Above

_____________________________________
Print Name Above

For Entities

Print Name of Entity Above

By:
Name:
Title:

	By:	________________________________
Name:
Title:

2010 Notes Amendment Agreement Signature Page (Continued)

Exhibit A - Form of Contingent Promissory Note

THIS NOTE IS A CONTINGENT NOTE AND NO PAYMENT, WHETHER PRINCIPAL OR INTEREST, SHALL BE DUE OR PAYABLE UNDER THIS NOTE UNLESS THE CONDITIONS FOR PAYMENT UNDER THIS NOTE ARE SATISFIED.

IASO PHARMA INC.

CONTINGENT PROMISSORY NOTE

San Diego, CA

$______________                                                                                                        ____________, 2010

FOR VALUE RECEIVED, the undersigned, IASO Pharma Inc. (f/k/a Pacific Beach BioSciences, Inc.), a Delaware corporation (the “Company”), for value received, hereby promises to pay to the order of ______________________, or his, her or its assigns (“Holder”), in lawful money of the United States of America at the address for notices to Holder set forth in the applicable Purchase Agreement (as defined below) (or such other address as Holder shall provide to the Company in writing pursuant hereto), the principal amount of ____________ dollars ($___________) (the “Contingent Amount”), together with interest as set forth in Section 2 below.

This Contingent Promissory Note (this “Contingent Note”) is being issued pursuant to that certain Amendment Agreement dated as of December 23, 2010 among the Company and the holders of a series of convertible promissory notes issued by the Company on February 9, 2010 and March 1, 2010 (the “Amendment Agreement”), including Holder, who purchased a convertible promissory note pursuant to a Note Purchase Agreement between the Company and Holder dated as of February 9, 2010 or March 1, 2010 (the “Purchase Agreement”).

1.

Contingent Obligation to Pay Holder.

(a)

Upon the occurrence of a Contingency Event (as defined below), the Company hereby agrees to pay to Holder, upon the terms and subject to the conditions hereof, the Contingent Amount, plus all accrued interest thereon in accordance with Section 2 hereof, less any amounts previously paid to the Holder under Section 1(b) below, within twenty (20) business days following the date of such Contingency Event.

(b)

Following the Commercialization of any Product but prior to the occurrence of a Contingency Event, the Company hereby agrees (i) to pay to Holder, upon the terms and subject to the conditions hereof, Holder’s pro rata share of the Net Sales Payment Amount for each calendar quarter, with such payment being due within sixty (60) days after the end of such calendar quarter, until Holder shall have received the full Contingent Amount, plus all accrued interest thereon in accordance with Section 2 hereof and (ii) provide Holder with a statement, such statement to be certified by the Chief Financial Officer of the Company, setting forth the Company’s calculation of both the Net Sales and the Net Sales Payment Amount for such quarter, along with copies of all financial statements, backup calculations and other supporting information and materials relied upon by the Company in connection with such calcula tions.

(c)

For purposes of this Contingency Note, the following terms shall have the meanings ascribed to them as follows:

“Affiliate” means, with respect to any Person, any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such Person. For the purposes of this definition, “control” when used with respect to any Person means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms “controlling” and “controlled” have meanings correlative to the foregoing.

“Commercialization” means the first commercial sale of any Product by or on behalf of the Company or its Affiliates following Regulatory Approval.

“Contingency Event” means a Partnering Event, a Sale of the Company or a Post-Approval Financing.

“FDA” means the United States Food and Drug Administration or any successor agency.

“GAAP” means United States Generally Accepted Accounting Principles applied on a consistent basis.

“Lead Product” means the Company’s lead product candidate known as PB-101 (zabofloxacin).

“Net Sales” means, for each calendar quarter, the sum of, without any duplication: (i) the gross amounts invoiced for the Products sold by or on behalf of the Company or its Affiliates to third parties (other than the Company or its Affiliates, provided that the Company and such Affiliates are not the end users of the Products or acting as agents for or representatives of third parties) during such calendar quarter, including wholesale distributors, less deductions from such amounts calculated in accordance with GAAP so as to arrive at “net sales” under GAAP as reported by the Company or its Affiliate, as applicable, in such Person’s financial statements, and further reduced by bona fide write-offs of accounts receivables or increased for collection of accounts that were previously written off.  Any and all set-offs against gross invoice prices shall be calculated in good faith in accordance with GAAP.  Products that are provided to third parties without charge, in connection with research and development, clinical trials, compassionate use, humanitarian and charitable donations, or indigent programs or for use as samples, shall be excluded from the computation of Net Sales.

“Net Sales Payment Amount” means, for any calendar quarter, an amount equal to ten percent (10%) of Net Sales of the Products by the Company and its Affiliates during such calendar quarter.

“Partnering Event” means the entry by the Company or any of its subsidiaries into a license agreement, sale agreement or other similar agreement related to the Lead Product, or any other agreement for the development, marketing or sale of the Lead Product with any third party, other than any such agreement with Dong Wha Pharm. Co. Ltd. or any of its Affiliates that is in effect on the date hereof.

“Person” means any individual, corporation, partnership, joint venture, association, joint-stock company, trust, limited liability company, unincorporated organization, government or any agency or political subdivision thereof or any other entity.

“Post-Approval Financing” means the consummation by the Company, at any time following Regulatory Approval, of any equity or debt financing (or series of related equity or debt financings) from non-Affiliates yielding at least $10,000,000 in aggregate net cash proceeds (after commissions and transaction expenses).

“Products” means the Lead Product and any other product of the Company that generates annual revenues of at least $1 million from sales of such product by or on behalf of the Company and its Affiliates.

“Regulatory Approval” means the approval by the FDA of a New Drug Application for the Lead Product.

“Sale of the Company” means a transaction (or series of related transactions) with one or more Persons that are not Affiliates, pursuant to which such Person or Persons acquire (i) a majority of the outstanding capital stock of the Company or the surviving entity or the voting power to elect a majority of the board of directors of the Company or the surviving entity (in each case, whether by merger, consolidation, sale or transfer of the Company’s capital stock or otherwise) or (ii) all or substantially all of the Company’s assets determined on a consolidated basis.

2.

Interest.  Interest shall be deemed to have accrued and shall only be payable on the actual amount of the Contingent Amount. Interest shall be deemed to accrue on the unpaid Contingent Amount at the rate of five percent (5%) per annum (or such lesser rate as shall be the maximum rate allowable under applicable law) from the date of this Contingent Note to, but not including the date on which payment of the Contingent Amount is made and no interest shall be paid prior to such time; provided, however, that upon an Event of Default (as defined herein), the interest rate on this Contingent Note shall be increased to nine percent (9%) per annum (or such lesser rate as shall be the maximum rate allowable under applicable law) during the term of the default.  Interest from the date hereof shall be computed on the basis of a 360-day year of twelve 30-day months and shall compound annually.

3.

Access to Information. The Company shall permit, during normal business hours and upon reasonable request and reasonable notice, Holder or any employees, agents or representatives thereof, for purposes reasonably related to Holder’s interests under this Contingent Note, to examine the records and books of account, and visit and inspect the properties, assets, operations and business, of the Company and any subsidiary thereof, and to discuss the affairs, finances and accounts of the Company and any subsidiary thereof with members of the Company’s senior management; provided, however, that notwithstanding anything to the contrary herein, the Company shall not be required to disclose, and the Company and its senior management may take such reasonable measures as may be necessary to prevent disclosure of, any material non-public information regarding the Company or any subsidiary thereof, u nless Holder agrees to enter into a confidentiality agreement with respect to such information reasonably acceptable to Holder and the Company.

4.

Non-Negotiability.  This Contingent Note is non-negotiable.

5.

Subordination. Holder hereby acknowledges, understands and agrees that this Contingent Note will be subordinate in right of payment to the indebtedness of any institutional lender who provides debt financing to the Company.

6.

Prepayment.  The Company shall be entitled to prepay this Contingent Note (including all accrued but unpaid interest), in whole or in part, at any time without penalty or premium and without payment of unearned interest.

7.

Default; Remedies.  In the event that any Event of Default (as defined below) occurs and is continuing, then, and in any such event, Holder shall have, in addition to any and all rights, powers, remedies, and recourse (collectively, “Remedies”) available or permitted to Holder at law or in equity, the right and option to declare the unpaid balance of Contingent Amounts hereof, together with all accrued and unpaid interest and costs of collection (including reasonable attorneys' fees), if any, thereon, immediately due and payable without notice (except as expressly provided herein), or demand or presentment for payment; provided that upon the occurrence of an Event of Default described in clause (ii) of the definition of Event of Default, all obligations outstanding hereunder, including, without limitation, Contingent Amounts, and interest, automatically shall become due and payable without any declaration, notice or other action by the Holder or the Company.  The Remedies available or permitted to Holder under this Contingent Note, at law, in equity, or otherwise shall be cumulative and concurre nt, and not exclusive; and the exercise of any such Remedy shall not be deemed a waiver of the right to exercise at the same time or at any time thereafter any other such Remedies.  No delay or omission on the part of Holder in exercising any Remedy available or permitted to Holder upon the occurrence and continuance of any Event of Default shall operate as a waiver or preclude the exercise of said Remedy, or any other such Remedies, during the existence of such Event of Default or upon the occurrence and continuance of any subsequent Event of Default.

The term “Event of Default” shall mean any of the following events:  (i) the Company shall fail to make any payment in respect of the Contingent Amount or interest in full when due; (ii) the Company shall commence proceedings in any court under the United States Bankruptcy Code, or any other debtors' relief or insolvency act, whether state or federal, or any other person shall commence such proceedings against the Company, and the same shall not be stayed or dismissed within sixty (60) days; or (iii) the filing of any state law dissolution certificate by the Company.

8.

No Stockholder Rights.  Nothing contained in this Contingent Note shall be construed as conferring upon the Holder or any other Person the right to vote or to consent or to receive notice as a stockholder of the Company.

9.

General Provisions.

(a)

Notices.  All notices, requests, demands and other communications hereunder shall be delivered in accordance with the notice provisions set forth in the Purchase Agreement.

(b)

Successors and Assigns.  All of the terms and provisions of this Contingent Note shall bind the Company and its successors and assigns and the benefits hereof  shall  inure  to  the  benefit  of  the  Holder  and his heirs, personal representatives, successors, and assigns; provided, however, that the Holder may not  assign  this  Note  in whole or in part without the Company's prior written consent (such consent not to be unreasonably withheld, conditioned or delayed).

(c)

Non-Waiver of Remedies.  No delay or failure on the part of Holder or the Company in the exercise of any right or remedy shall operate as a waiver thereof, and no single or partial exercise by Holder or the Company of any right or remedy shall preclude other or further exercise thereof or the exercise of any other right or remedy.

(d)

Waiver of Presentment, etc.  The Company hereby waives presentment, demand, notice of dishonor, protests and all other notices.

(e)

Amendment.  This Contingent Note may only be amended or modified by a writing signed by both the Company and the Holder.

(f)

Headings.  The descriptive section headings in this Contingent Note are for convenience only and shall not be construed as part hereof.

(g)

Severability of Provisions. In case any one or more of the provisions of this Contingent Note shall be invalid or unenforceable in any respect, the validity and enforceability of the remaining terms and provisions of this Contingent Note shall not in any way be affected or impaired thereby and the parties will attempt in good faith to agree upon a valid and enforceable provision which shall be a commercially reasonable substitute therefor, and upon so agreeing, shall incorporate such substitute provision in this Contingent Note.

(h)

Governing Law; Jurisdiction.  This Contingent Note and the rights and obligations of the parties hereto shall be governed by and construed in accordance with the laws of the State of New York without regard to the conflicts of laws provisions thereof.  The parties agree that the exclusive venue for the resolution of disputes shall be a court of competent jurisdiction located in the Borough of Manhattan, City and State of New York.

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IN WITNESS WHEREOF, the Company has caused this Contingent Promissory Note to be executed in its corporate name, by and through its duly authorized officer, as of the day and year first above written.

IASO PHARMA INC.

By:

_____________________________________

Name:

Title:

Exhibit B - Form of Assignment

ASSIGNMENT OF CONVERSION SHARES

WHEREAS, Paramount Biosciences, LLC, The Lindsay A. Rosenwald 2000 Family Trusts Dated December 15, 2000 and Capretti Grandi, LLC (each an “Assignor” and, collectively, the “Assignors”) are the holders of those certain Amended and Restated Future Advance Promissory Notes dated as of September 30, 2009 made by IASO Pharma Inc. (f/k/a Pacific Beach BioSciences, Inc.), a Delaware corporation (the “Company”), in favor of the Assignors (as amended to date, the “Assignors’ Notes”), pursuant to which the Assignors are entitled to receive shares of the Company’s Common Stock, $0.001 par value per share (“Common Stock”), upon conversion of the Assignors’ Notes in accordance with the terms thereof (the “Conversion Shares”);

WHEREAS, certain of the Assignors’ Notes and the Conversion Shares issuable upon conversion thereof have been pledged to Paramount Credit Partners, LLC (“PCP”) pursuant to that certain Pledge Agreement, dated as of January 15, 2009, among Lindsay A. Rosenwald, M.D., certain trusts established for the benefit of Dr. Rosenwald identified on the signature pages thereto, Paramount Biosciences, LLC and PCP (the “Pledge Agreement”) are held in an escrow account (the “Escrow”) with Paramount Biosciences, LLC, as escrow agent (the “Escrow Agent”), pursuant to the terms of the Pledge Agreement; and

WHEREAS, in accordance with those certain Amendment Agreements dated as of December 23, 2010 among the Company and the holders of a series of convertible promissory notes issued by the Company on December 14, 2007 and a series of convertible promissory notes issued by the Company on February 9, 2010 and March 1, 2010 (collectively, the “Investor Notes”), the Assignors desire to assign their rights to receive the Conversion Shares;

NOW, THEREFORE, for valuable consideration, the receipt and sufficiency of which are hereby acknowledged, each of the Assignors does hereby assign and transfer unto the holders of the Investor Notes, and their successors and assigns (the “Assignees”), pro rata based on the amount of outstanding principal and accrued interest on each Investor Note relative to the aggregate amount of outstanding principal and accrued interest on all Investor Notes, in each case as of the date the Conversion Shares are issued by the Company, such Assignor’s rights to receive the Conversion Shares from and after the date hereof as follows: (i) all Conversion Shares that are not subject to the Pledge Agreement, immediately upon issuance of such Conversion Shares and (ii) all Conversion Shares that are subject to the Pledge Agreement, upon release of the Conversion Shares from the Escrow.

The Assignors hereby irrevocably instruct the Company and its registrar to deliver all Conversion Shares that are not subject to the Pledge Agreement to the Assignees, pro rata based on the respective amounts of outstanding principal and accrued interest on the Investor Notes held by the Assignees as reflected on the books of the Company, as promptly as practicable following issuance thereof by the Company.  The Assignors hereby irrevocably instruct the Escrow Agent to deliver all Conversion Shares that are subject to the Pledge Agreement, upon release thereof from the Escrow in accordance with the terms of the Escrow Agreement and the Pledge Agreement, to the Company for delivery to the Assignees and the Assignors hereby irrevocably instruct the Company and its registrar to deliver all such Conversion Shares to the Assignees, pro rata based on the respective amounts of outstanding princip al and accrued interest on the Investor Notes held by the Assignees as reflected on the books of the Company, as promptly as practicable following receipt thereof from the Escrow Agent.  The Escrow Agent hereby agrees to follow the instructions of the Assignors pursuant to this paragraph.

Each Assignor hereby represents and warrants that (a) except as provided in the Pledge Agreement and the Escrow Agreement, the Conversion Shares are free from all taxes, encumbrances, liens and charges relating to their issuance by the Company (b) it has the requisite power and authority to execute and deliver this Assignment, to perform its obligations hereunder and to engage in the transactions contemplated hereby, (c) it has taken all requisite action to make all the provisions of this Assignment the valid and enforceable obligations they purport to be, (d) this Assignment constitutes its valid and binding obligation, enforceable in accordance with its terms, subject to laws of general application from time to time in effect affecting creditors’ rights and the exercise of judicial discretion in accordance with general equitable principles, and (e) neither the execution, delivery or performance of thi s Assignment nor the consummation of the transactions contemplated hereby violates, conflicts with, constitutes a default under, results in the acceleration of or creates in any party the right to accelerate, terminate, modify or cancel any material contract to which it is a party or by which it is bound.

Each Assignor shall be jointly and severally liable for any breach of this Assignment by any other Assignor.

The Assignors hereby agree to execute and deliver such documents and to take such further actions as may be necessary or reasonably desirable to carry out the provisions hereof and the transactions contemplated hereby.

This Assignment shall be binding upon the Assignors and shall inure to the benefit of the Assignees and their respective successors and assigns.

This Assignment shall be governed by the laws of the State of New York, without giving effect to principles of conflict of laws thereof.

This Assignment may not be waived, changed, discharged or terminated orally, but only by an agreement in writing, signed by each Assignee and Assignor.

[Remainder of Page Intentionally Left Blank; Signature Page Follows]

IN WITNESS WHEREOF, each of the Assignors has caused this Assignment to be executed as of the ______ day of _________, 20___.

Assignors:

PARAMOUNT BIOSCIENCES, LLC

By:
Name:	Lindsay A. Rosenwald, M.D.
Title:	Sole Member

THE LINDSAY A. ROSENWALD 2000 FAMILY TRUSTS DATED DECEMBER 15, 2000

By:
Name:	Jon S. Rosenwald
Title:	Trustee

CAPRETTI GRANDI, LLC

By:
Name:	Lindsay A. Rosenwald, M.D.
Title:	Managing Member

Escrow Agent:

PARAMOUNT BIOSCIENCES, LLC, in its capacity as Escrow Agent under the Pledge Agreement

By:
Name:	Lindsay A. Rosenwald, M.D.
Title:	Sole Member